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                                                                    EXHIBIT 11.5

                              HUGHES SUPPLY, INC.

                 COMPUTATION OF SUPPLEMENTAL PRO FORMA COMBINED
                        FULLY DILUTED EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                NINE MONTHS
                                                                   ENDED
                                                              OCTOBER 31, 1996
                                                              ----------------
Supplemental pro forma combined net income..................      $26,804
                                                                  =======
Weighted average shares outstanding:
  Common stock and equivalents(1)...........................       10,242
  Shares issued pursuant to PVF acquisition(2)..............          369
                                                                  -------
Total shares................................................       10,611
                                                                  -------
Supplemental pro forma combined fully diluted earnings per
  share.....................................................      $  2.53
                                                                  =======

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(1) Common stock and equivalents gives effect to the business combinations between the Company and PPSC, Sunbelt and the Metals Group, which were consummated after October 1996 and accounted for as poolings of interests.
(2) Shares issued pursuant to the acquisition of PVF have been included in the computation of common and common equivalent shares as if they were outstanding since January 27, 1996.